SUB-ITEM
                                            77C

The sole shareholder of the shares of beneficial interest (the "shares") of MFS Global Real Estate Fund (the "Fund"), a series of MFS Series Trust XIII (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on March 10, 2009, to approve the following matters:

1.                That Messrs. Robert E. Butler,  Lawrence H. Cohn, Maureen F.
                  Goldfarb, David H. Gunning, William R. Gutow, Michael Hegarty, J. Atwood Ives, John P. Kavanaugh, J. Dale
                  Sherratt, Robert W. Uek, Robert J. Manning, and Robert C. Pozen, and Ms. Laurie J. Thomsen, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.

2. That the terms of the Investment Advisory Agreement, dated March 10, 2009, by and between the Trust and Massachusetts Financial Services Company, be, and they hereby are, ratified, confirmed and approved.

3. That the terms of the Investment Sub-Advisory Agreement, dated March 10, 2009, among the Trust, Massachusetts Financial Services Company and Sun Capital Advisers, LLC, be, and they hereby are, ratified, confirmed and approved.

4.                That  the  Shareholder   hereby  grants  permission  to
                  Massachusetts Financial Services Company, in its capacity as investment adviser of the Trust (the "Adviser"), subject to approval of the Board of Trustees, to rely upon exemptive relief granted by the Securities and Exchange
                  Commission   enabling   the  Adviser,   without   obtaining
                  shareholder approval, to: (i) select new or additional investment sub-advisers for the Fund; (ii) enter into and materially modify existing investment sub-advisory agreements for the Fund; and (iii) terminate and replace investment sub-advisers for the Fund.

5. That the selection of Ernst & Young LLP, independent registered public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending February 28, 2010, be, and it hereby is, ratified, confirmed and approved.

6. That in exercise of their business judgment made in the best interests of shareholders of each class of shares of the Fund, the terms of the Master Distribution Plan, be and they hereby are ratified, confirmed and approved.